[THE INLAND GROUP, INC. LETTERHEAD]

May 9, 2007

Inland Real Estate Corporation

2901 Butterfield Road

Oak Brook, Illinois  60523

Attention:  Beth Sprecher Brooks, General Counsel

Dear Sirs and Mesdames:

On March 2, 2007, Inland Real Estate Corporation, a Maryland corporation (the “Company”) approved a request from The Inland Group, Inc., a Delaware corporation and its affiliates (referred to herein as the “undersigned”) to grant to the undersigned a limited waiver from the provision in the Company’s charter that prohibits any person from beneficially owning in excess of 9.8% of the outstanding shares of the common stock, $0.01 par value per share, of the Company (the “Common Stock”) (this provision of the Company’s charter is referred to herein as the “9.8% Limit”).  This waiver permits the undersigned to beneficially own up to 12% of the outstanding Common Stock provided that the undersigned enter into this agreement with respect to any shares that are purchased in excess of the 9.8% Limit.

To induce the Company to issue the waiver of the 9.8% Limit, the undersigned hereby agrees for themselves and any entity affiliated with the undersigned who may later become holders of the Company’s Common Stock, that, without the prior written consent of the Company, it will not, during the period of one year from the date of each purchase of any shares that are acquired in excess of the 9.8% Limit (the “Lock-Up Period”), (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) the exercise for cash of any stock option, provided that all shares issued upon exercise are subject to this agreement, (b) transactions relating to shares of Common Stock or other securities acquired that are not purchased pursuant to the waiver, (c) a foreclosure by a bona fide lender upon shares which on the date of this agreement are pledged to secure a loan or which are acquired after the date hereof in accordance with the terms of this agreement, provided that the undersigned used (and the undersigned hereby agrees to use) reasonable efforts to prevent such foreclosure, or (d) with respect to any individuals, the transfer of shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock to members of the undersigned’s immediate family or to trusts, the beneficiaries of which are exclusively the undersigned and members of the undersigned’s immediate family, so long as the transferee agrees to be bound by the provisions hereof.  In addition, the undersigned agrees that, without the prior written consent of the Company, it will not, during the Lock-Up Period, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, assigns and affiliates even if they are not otherwise signatories to this agreement.

Very truly yours,

DANIEL L. GOODWIN		INLAND REAL ESTATE INVESTMENT CORPORATION,
a Delaware corporation

By:	/s/ Daniel L. Goodwin	By:	/s/ Brenda G. Gujral
Name:	Daniel L. Goodwin	Name:	Brenda G. Gujral
Date:	As of March 2, 2007	Title:	President
		Date:	As of March 2, 2007
THE INLAND GROUP, INC.,
a Delaware corporation		INLAND INVESTMENT STOCK HOLDING COMPANY,
a Nevada corporation
By:	/s/ Daniel L. Goodwin
Name:	Daniel L. Goodwin	By:	/s/ Brenda G. Gujral
Title:	President	Name:	Brenda G. Gujral
Date:	As of March 2, 2007	Title:	President
		Date:	As of March 2, 2007

ACKNOWLEDGED AND AGREED

as of March 2, 2007:

INLAND REAL ESTATE CORPORATION,
a Maryland corporation
/s/ Mark E. Zalatoris
Mark E. Zalatoris
Chief Operating Officer

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